EXHIBIT 4.1

                           BUSINESS SERVICE CONTRACT

      This Service Agreement is made between Consulting & Strategy International, LLC., ("CSI") 5433 Westheimer, Suite 500, Houston, Texas 77056, and iExalt, Inc. ("iExalt") 4301 Windfern, Houston, Texas 77041, the Parties hereto hereby agree as follows:

      WHEREAS, iExalt is going public by and through whatever process is most, appropriate, and

      WHEREAS, CSI is in the business of consulting with public companies regarding issues of corporate image, business development and management and planning strategies, and

      IT IS, THEREFORE agreed that:

      CSI shall have the right purchase up to 600,000 additional shares of iExalt or its successor's stock, upon iExalt becoming publicly traded at a price of $1.00 (one dollar) per share. Such Shares shall have continuing priority rights on registrations and shall be registered with and as part of the first block of shares registered by iExalt after the date of iExalt becoming publicly traded, or any subsequent registrations if the option to purchase such shares has been exercised, in whole or part, by CSI prior to the preparation date of any registration statement. CSI must exercise this option on or before six months after the first day upon which the stock of iExalt begins full reporting, full compliance, public trading.

      CSI or its designee(s) shall be granted warrants to purchase additional shares of iExalt immediately upon iExalt becoming a "publicly" traded firm. Such warrants shall be valid to be exercised in whole or in parts, for a period of five years from the date of signing a Warrant Agreement which shall be in the form as attached hereto, which Warrant Agreement shall be executed immediately upon iExalt becoming a publicly traded firm. The amount of stock covered by the Warrants and the exercise prices shall be as follows:

      250,000 shares at $3.00 per share, which warrant must be exercised within one year of the average of the bid/ask price of iExalt remaining at a minimum $4.00 per share price for any continuous 30 day period.

      250,000 shares at $4.00 per share, which warrant must be exercised within one year of the average of the bid/ask price of iExalt remaining at minimum $5.00 per share price for any continuous 30 day period.

      250,000 shares at $5.00 per share, which warrant must be exercised within one year of the average of the bid/ask price of iExalt remaining at minimum $7.00 per share price for any continuous 30 day period.

      250,000 shares at $7.00 per share, which warrant must be exercised within one year of the average of the bid/ask price of iExalt remaining at minimum $9.00 per share price for any continuous 30 day period.

      iExalt shall execute a detailed Consulting Agreement Contract with CSI and/or its successor(s) and/or designee(s), immediately upon completion of iExalt becoming publicly traded, which Consulting Agreement shall be for a term of five (5) years and be on CSI's standard form Consulting Agreement shall call for monthly payments of $2,500 (twenty-five hundred dollars), per month beginning sixty (60) days after the date iExalt becomes publicly traded until the iExalt stock bid price exceeds $2.00 (two dollars) per share for 10 consecutive days, at which time the monthly retainer paid CSI shall permanently increase to $7,500 (seventy-five hundred dollars) per month until the contract expires(Note: The share price of iExalt is used as a benchmark for timing of consulting compensation increases for no other reason than because the stock price is an indicator of iExalt's earnings and ability to obtain additional financing or raise additional funds, and therefore, pay higher consulting fees. CSI shall not be expected to, nor shall it be allowed to, promote iExalt's stock or solicit purchases for iExalt's shares or be involved in any activities which prevent the issuance of S-8 stock to CSI under SEC rules.

      If the foregoing is agreeable, please execute below understanding this contract is totally contingent on iExalt becoming a publicly traded firm. A facsimile signature shall be valid as an original.

iExalt, Inc.

By:              /s/ HUNTER M.A. CARR
     --------------------------------------------------
        Hunter M.A. Carr, Vice Chairman, Vice President

Consulting & Strategy International, L.L.C.


By:              /s/ FRANKLIN C. FISHER, JR.
     --------------------------------------------------
               Franklin C. Fisher, Jr., C.E.O.

Attachment(s):
Disclosure
Warrant Agreement

                                 "DISCLOSURE"

      Franklin C. Fisher, Jr. is a licensed Texas attorney who performs consulting work for Consulting & Strategy International, L.L.C. ("CSI"). In his capacity as a consultant, and not as an attorney, Mr. Fisher may, or will, have contact with iExalt, Inc. ("iExalt"). It is clearly understood and acknowledged that Mr. Fisher does not represent CSI or iExalt as an attorney, nor will he be performing any function for CSI or iExalt, as an attorney, but rather only in his capacity as a business consultant.

Please sign below to acknowledge this disclosure and your waiver of any potential conflict of interests claim.

Very truly yours,
/S/ FRANKLIN C. FISHER, JR.

Franklin C. Fisher, Jr.



Consulting & Strategy International,iExalt, Inc.


By:   /s/ STEVE L. TEBO             By:    /s/ HUNTER M.A. CARR
      ------------------------            --------------------------------------
      Steve L. Tebo, President            Hunter M.A. Carr, Vice Chairman &
                                          Vice President